EXHIBIT 23.1



INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
EVCI Career Colleges Incorporated

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements of EVCI Career Colleges Incorporated on Forms S-3 (#333-34190, 333-48934, 333-84358 and 333-99127) and
Forms S-8 (#333-34158, #333-72080 and #333-102310) of our report dated February
3, 2003, on the financial statements of EVCI Career Colleges Incorporated as of December 31, 2002 and 2001 and for the years then ended appearing in the annual report on Form 10-KSB of EVCI Career Colleges Incorporated for the year ended December 31, 2002. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statements.

/s/GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 28, 2003